Filed Pursuant to Rule 424(b)(3)
Registration No. 333-225106

PROSPECTUS

Turtle Beach Corporation

1,857,143 Shares of Common Stock

This prospectus relates to the resale or other disposition from time to time by the selling stockholders identified herein (including, except as the context may otherwise require, their donees, pledgees, transferees or other successors-in-interest, the “Selling Stockholders”), of, subject to adjustment, 1,857,143 shares of the common stock, par value $0.001 per share (the “Common Stock”), of Turtle Beach Corporation (the “Company”). Of these shares, (a) 1,307,143 shares are issued and outstanding and (b) 550,000 shares are issuable upon the exercise of pre-funded warrants to purchase shares of Common Stock (the “Warrants”). The shares of common stock covered hereby were issued or became issuable in connection with a private placement transaction consummated on April 26, 2018 related to a series of transactions pursuant to which the previously outstanding shares of Series B Preferred Stock of our subsidiary, VTBH, were retired in exchange for the issuance to the Special Situations Funds and 180 Capital (all capitalized terms as defined herein) of the shares of Common Stock offered hereunder and the Warrants, as further described under the heading, “Prospectus Summary – Summary of Exchange Agreement and Private Placement” contained herein. We are registering the resale or other disposition of such shares of Common Stock to satisfy registration rights we have granted in connection with such transaction.

The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” beginning on page    for more information.

We are not selling any shares of Common Stock under this prospectus and will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders.

You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus carefully before you invest.

Our Common Stock is traded on the Nasdaq Global Market under the symbol “HEAR.” On May 21, 2018, the last reported closing sale price of our Common Stock was $15.99 per share.

Investing in our Common Stock involves significant risks. See “Risk Factors” on page 5 of this prospectus, in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, any of our other filings with the Securities and Exchange Commission and in any applicable prospectus supplement. You should read this prospectus, any accompanying prospectus supplement, and the documents incorporated by reference herein and therein carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Common Stock being offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated June 1, 2018

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. Under this process, the Selling Stockholders may from time to time, in one or more offerings, sell the Common Stock described in this prospectus.

You should rely only on the information provided in this prospectus, the related prospectus supplement, including any information incorporated by reference, and any pricing supplement. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in the prospectus, the related prospectus supplement and any pricing supplement. The Selling Stockholders are not making offers to sell Common Stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which the information is contained or other date referred to in that document, regardless of the time of sale or issuance of the Common Stock.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the Common Stock, you should refer to the registration statement including the exhibits thereto. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.” We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus to “Turtle Beach,” the “Company,” “we,” “us,” “our” or similar references mean Turtle Beach Corporation and its subsidiaries on a consolidated basis.

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our common stock under this prospectus. This summary does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the risks related to our business and purchasing our common stock discussed under “Risk Factors” beginning on page 5 of this prospectus, “Special Notes Regarding Forward Looking Statements” and our financial statements and the notes thereto incorporated by reference in this prospectus.

Turtle Beach Corporation

Business Overview

We are the global leader in gaming headsets and have been an innovator in premier audio technology for over 40 years. The Turtle Beach® brand is highly regarded among the over 700 million gamers in North America and Europe where we have a leading market share in gaming headsets for Xbox and PlayStation® consoles. In addition to our gaming headset business, we acquired and developed an innovative and patent-protected sound technology that delivers immersive, directional audio called HyperSound®.

Headset Business

We launched our first gaming headset in 2005 and have grown to be the leading brand in console gaming headsets. We design and market premium audio peripherals for both Xbox and PlayStation® game consoles, as well as for PC, Mac® and mobile/tablet devices. Additionally, we are an officially-licensed partner of Microsoft, delivering innovative and groundbreaking first-to-market products for their latest family of consoles including the latest Xbox One X. Turtle Beach headsets are distributed internationally across North America, South America, Europe, the Middle East, Africa, Australia, and Asia, and are sold at thousands of storefronts, including major retailers such as Amazon, Argos, Best Buy, Game, GameStop, EB Games, Target, and Walmart.

We offer a variety of headsets, spanning multiple retail price points ranging from $20 to $300, with offerings compatible across all major gaming platforms. Our price tiers correspond to customer profiles, beginning with “Entry-Level” gamers and progressing through “Casual,” “Enthusiast,” “Core,” and professional gamers including eSports players and fans. Each successive price tier incorporates a higher level of finish, features and technology, progressing from passive mono to amplified stereo, surround sound, and programmable surround sound. Premium headsets have padded leather headbands, accent stitching, and noise-isolating memory foam ear cups. Other features found in select premium headset models include removable microphones, breakaway cables and “charge-and-play” batteries that allow gamers to continue playing even as they recharge their batteries. As gaming consoles have evolved from dedicated video game platforms to home entertainment hubs, and as mobile and tablet devices have become mainstay platforms for entertainment, we have continued to evolve our headsets to reflect how content is consumed.

Each Turtle Beach headset is designed for a “primary” platform, such as a specific console or for the personal computer platform, though many can be used with multiple platforms, and most are compatible with mobile/tablet devices via a standard 3.5mm jack and Bluetooth® connectivity. A primary platform designation paired with our unique, platform-specific packaging designs often result in our products being assorted in multiple sections in-store by retailers, increasing the prominence of the Turtle Beach brand and its products in physical retail locations and online catalogs.

In 2017, we were the leading console gaming headset manufacturer in North America with a 42.1% dollar share of the market, as noted by the December 2017 sales tracking data from The NPD Group, Inc, holding six of the top ten selling Xbox One models and four of the top ten selling PlayStation® 4 models by revenue. Market share in the United Kingdom was 51.8% in 2017 as reported by the GFK Group. We have achieved these high global market shares by delivering high quality products that often include first-to-market innovations and robust features, in addition to superior sound and unmatched comfort - all key factors gamers look for when shopping for a gaming headset.

HyperSound Business

HyperSound technology is a pioneering audio solution that projects sound in a highly directional manner. HyperSound directs a beam of audio to targeted listeners in a specific spot, delivering an immersive, 3D-like audio experience as well as benefits for people with hearing loss. We have also developed and patented the capability to created directed audio from a transparent “speaker” using a set of layered materials on glass. The technology has applications in multiple verticals including retail displays where isolated audio is desired, personal or business audio where a directed beam of audio offers privacy benefits, and living room audio solutions for people with hearing loss.

Our business model for HyperSound has evolved into a licensing strategy, focusing on out licenses to companies in the retail aspect for more precise marketing. In October 2017, we signed a licensing contract with Waves Systems to incorporate HyperSound technology for customer contact points such as retail point of sales, kiosks, digital signage, wayfinding, museum exhibits, meeting halls and more.

Corporate Information

Turtle Beach Corporation was incorporated in the state of Nevada in 2010 and is headquartered in San Diego, California. Our stock is traded on the Nasdaq Global Market under the symbol “HEAR.”

VTB Holdings, Inc. (“VTBH”), our subsidiary and the parent holding company of Voyetra Turtle Beach, Inc. (“VTB”), and Turtle Beach Europe Limited, together the historical headset business, was incorporated in the state of Delaware in 2010 with operations principally located in Valhalla, New York. VTB was incorporated in the state of Delaware in 1975.

We maintain our principal executive offices at 11011 Via Frontera, Suite A/B, San Diego, California 92127. Our telephone number there is (888) 496-8001. The address of our website is corp.turtlebeach.com. The information set forth on, or connected to, our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.

Summary of Exchange Agreement and Private Placement

On April 23, 2018, we entered into (i) an Exchange Agreement (the “Exchange Agreement”) with certain funds affiliated with AWM Investment Company, Inc. (the “Special Situations Funds”) and 180 Degree Capital Corp. (“180 Capital”) and (ii) a Settlement Agreement (the “Settlement Agreement”) with Dr. John Bonanno (“Dr. Bonanno”), a former holder of Series B Preferred Stock of VTBH (the “Series B Preferred Stock”). The transactions contemplated by the Exchange Agreement, the Settlement Agreement and the Sale Agreement (as defined below) shall be referred to herein as the “Private Placement.”

Pursuant to the Exchange Agreement, and in connection with the transactions contemplated by the Settlement Agreement and the Sale Agreement, the Company agreed to exchange the Series B Preferred Stock held by the Special Situations Funds and 180 Capital for (i) an aggregate of 1,307,143 shares of Common Stock and (ii) Warrants exercisable for an aggregate of 550,000 shares of Common Stock. The Exchange Agreement also includes the other terms and conditions of the exchange, as well as representations and warranties, covenants and conditions customary in agreements of this type.

Pursuant to the Settlement Agreement, Special Situations Funds and 180 Capital agreed to purchase the Series B Preferred Stock pursuant to a privately negotiated purchase and sale agreement with Dr. Bonanno (the “Sale Agreement”) and the Company agreed to waive its right of first refusal with respect to the Series B Preferred Stock in connection with the Sale Agreement. In addition, pursuant to the Settlement Agreement, Dr. Bonanno agreed to discontinue certain previously disclosed claims and actions against the Company related to the Series B Preferred Stock, as well as to provide a release of the Company with respect to all such claims and any other claims related to Dr. Bonanno’s ownership or disposition of the Series B Preferred Stock. In connection with and as consideration thereof, the Company agreed to pay Dr. Bonanno a cash sum of $950,000 for attorneys’ fees and to settle non-redemption claims in connection with the matter, and to pay an additional $1,250,000 if a change of control transaction meeting certain specified requirements is consummated within three years of the date of the Settlement Agreement.

The transactions contemplated by the Exchange Agreement and Settlement Agreement closed on April 26, 2018. Accordingly, all exchanged shares of Series B Preferred Stock have been retired and no shares of Series B Preferred Stock remain outstanding. As of March 31, 2018, the redemption value of the Series B Preferred Stock was approximately $19.3 million.

On April 23, 2018, in connection with the Exchange Agreement, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Special Situations Funds and 180 Capital pursuant to which, among other things, we agreed to register the shares of Common Stock issued or issuable in the Private Placement (the “Registrable Securities”) for sale or other disposition by the Selling Stockholders. Pursuant to the Registration Rights Agreement, we agreed to file a registration statement (the “Registration Statement”) with the Commission for resale or other disposition of the Registrable Securities within 30 days following the close of the Offering and to use our commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof. This Registration Statement satisfies our obligation to file a Registration Statement.

In the event that, among other things, this Registration Statement (i) is not declared effective by the earlier of (A) five business days after the Commission informs us that no review of the Registration Statement will be made or that the Commission has no further comments on the Registration Statement and (B) 90 days following the close of the Private Placement, or (iii) after the effective date of the Registration Statement sales cannot be made thereunder (other than certain allowed delays), we have agreed to make payments to the holders of the Registrable Securities as liquidated damages in an amount equal to 1.5% of the aggregate amount invested by each such holder per 30-day period the Registration Statement has not been declared effective. In addition, we have agreed to keep the Registration Statement continuously effective (subject to certain allowed delays) until the earlier of (i) the date on which all Registrable Securities covered by such Registration Statement as amended from time to time, have been sold or otherwise disposed of pursuant to the Registration Statement or in a transaction in which the transferee receives freely tradable shares, and (ii) the date on which the Registrable Securities no longer constitute “Registrable Securities.”

Warrants Issued in the Private Placement

As of May 22, 2018, there were 550,000 Warrants issued and outstanding. The Warrants are pre-funded, immediately exercisable and subject to customary anti-dilution adjustments. The Warrants do not expire prior to exercise, and no additional consideration is payable for the exercise of the Warrants. The Warrants are subject to a provision prohibiting the exercise of such Warrants to the extent that, after giving effect to such exercise, the holder of such Warrant (together with the holders’ affiliates, and any other persons acting as a group together with the holder or any of the holders’ affiliates), would beneficially own in excess of 9.99% of the outstanding Common Stock.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Prior to making any decision to invest in our securities, you should carefully consider the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement, including, without limitation, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the period ended March 31, 2018, each of which is incorporated by reference herein, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the Commission, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before making an investment decision. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. See “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein include certain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential” or “continue” and similar expressions. These forward-looking statements reflect the current expectations of Turtle Beach Corporation concerning future events and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including without limitation those discussed in the sections of this prospectus entitled “Prospectus Summary – Business Overview” and “Risk Factors.”

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the expansion of product offerings geographically or through new marketing applications, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. In addition, even if our actual results are consistent with the forward-looking statements contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein, those results may not be indicative of results or developments in subsequent periods. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

•	The availability of capital under our revolving credit facility and term loan;

•	Our dependence on the success and availability of third-party platforms and software to drive sales of our headset products;

•	Continued relationships with our largest customers;

•	Our ability to adapt to new technologies and introduce new products on a timely basis;

•	The impact of competitive products, technologies and pricing;

•	The impact of seasonality on our business;

•	Manufacturing capacity constraints and difficulties;

•	Current and future transitions in video gaming console platforms and the potential impact on our business;

•	The scope of protection we are able to establish and maintain for intellectual property rights covering our technology;

•	Our ability to forecast demand for our products;

•	Estimates of our future revenues, expenses, capital requirements and our needs for additional financing;

•	Cybersecurity and other information technology risks;

•	Our success at managing the risks involved in the foregoing items;

•	Our ability to maintain our listing on the Nasdaq Stock Exchange;

•	Our financial performance; and

•	Other factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the period ended March 31, 2018.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Commission we undertake no obligation to publicly update or revise any forward-looking statements after we file this prospectus or any prospectus supplement, whether as a result of any new information, future events or otherwise. Investors, potential investors and other readers are urged to consider the above-mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results or performance.

USE OF PROCEEDS

We will receive no proceeds from the sale of the Common Stock by the Selling Stockholders or any exercise of the Warrants.

We will pay all expenses associated with effecting the registration of the shares covered hereby, including filing and printing fees, our counsel and accounting fees and expenses, costs associated with clearing the shares for sale under applicable state securities laws, listing fees, fees and expenses of one counsel to the Selling Stockholders up to an aggregate of $10,000 and the Selling Stockholders’ other reasonable out-of-pocket expenses in connection with the registration, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the shares being sold.

SELLING STOCKHOLDERS

This prospectus relates to the resale or other disposition from time to time by the Selling Stockholders identified herein (including their donees, pledgees, transferees or other successors-in-interest) of, subject to adjustment, 1,857,143 shares of Common Stock. Of these shares, (a) 1,307,143 shares are issued and outstanding and (b) 550,000 shares are issuable upon the exercise of the Warrants. In connection with the Private Placement, we entered into the Registration Rights Agreement with the Special Situations Funds and 180 Capital. We are filing this prospectus pursuant to our obligations to register the shares of Common Stock on behalf of the Selling Stockholders under the Registration Rights Agreement. All expenses incurred with the registration of the Common Stock owned by the Selling Stockholders will be borne by us. This prospectus will not cover subsequent sales of Common Stock purchased from a Selling Stockholder named in this prospectus.

We cannot predict when or whether any of the Selling Stockholders will sell their Common Stock or exercise their Warrants and even if they do, we do not know how long the Selling Stockholders will hold the shares acquired upon exercise, as applicable, before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale or other disposition of any of the shares. The shares covered hereby may be sold or otherwise disposed of from time to time by the Selling Stockholders.

Furthermore, we do not know when or in what amounts the Selling Stockholders may sell or otherwise dispose of the shares covered hereby. The Selling Stockholders might not sell any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the Selling Stockholders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of the shares that will be held by the Selling Stockholders after completion of the offering. For purposes of the table below, we have assumed that the Selling Stockholders will have sold all of the shares covered by this prospectus upon completion of the applicable offering.

The table below presents information regarding the Selling Stockholders and the shares of our Common Stock that they may sell or otherwise dispose of from time to time under this prospectus. The percentage of beneficial ownership is based upon 13,654,150 shares of Common Stock issued and outstanding as of May 22, 2018. Beneficial ownership is determined under Section 13(d) of the Exchange Act and generally includes voting or investment power with respect to securities and includes any securities that grant the Selling Stockholders the right to acquire Common Stock within 60 days of May 22, 2018, except that, for purposes of the table below, we have not given effect to the beneficial ownership limitation in the Warrants. Information in the table below is based on information provided by or on behalf of the Selling Stockholders. Since the date on which they provided us with the information below, the Selling Stockholders may have sold, transferred or otherwise disposed of some or all of the shares in transactions exempt from the registration requirements of the Securities Act.

Name of Selling Stockholders	Shares of Common Stock Beneficially Owned Before this Offering		Number of Shares of Common Stock Being Offered Pursuant to this Prospectus	Shares of Common Stock To Be Beneficially Owned Upon Completion of this Offering(7)
	Number	Percent	Number	Number	Percent
Special Situations Fund III QP, L.P.(1)(6)	607,187	4.4%	607,817	0	*
Special Situations Cayman Fund, L.P.(2)(6)	227,223	1.7%	227,223	0	*
Special Situations Private Equity Fund, L.P.(3)(6)	251,431	1.8%	251,431	0	*
Special Situations Technology Fund, L.P.(4)(6)	71,088	*	71,088	0	*
Special Situations Technology Fund II, L.P.(5)(6)	413,870	3.0%	413,870	0	*
180 Degree Capital Corp.	285,714	2.1%	285,714	0	*

Total	1,857,143	13.1%	1,857,143	0	*

(1)	Consists of (i) 395,081 shares held by Special Situations Fund III QP, L.P. (“SSFQP”) and (ii) 212,736 shares issuable upon the exercise of Warrants held by SSFQP.
(2)	Consists of (i) 147,695 shares held by Special Situations Cayman Fund, L.P. (“SSFCF”) and (ii) 79,528 shares issuable upon the exercise of Warrants held by SSFCF.
(3)	Consists of (i) 163,431 shares held by Special Situations Private Equity Fund, L.P. (“SSFPE”) and (ii) 88,000 shares issuable upon the exercise of Warrants held by SSFPE.
(4)	Consists of (i) 46,207 shares held by Special Situations Technology Fund, L.P. (“SSFTF”) and (ii) 24,881 shares issuable upon the exercise of Warrants held by SSFTF.
(5)	Consists of (i) 269,015 shares held by Special Situations Technology Fund II, L.P. (“SSFTFII”) and (ii) 144,855 shares issuable upon the exercise of Warrants held by SSFTFII.
(6)	AWM Investment Company, Inc. (“AWM”) is the investment adviser to SSFQP, SSFCF, SSFPE, SSFTF and SSFTFII (collectively, the “Funds”). As the investment adviser to the Funds, AWM holds sole voting and investment power over the securities held by the Funds. Austin W. Marxe, David M. Greenhouse and Adam Stettner are the principal owners of AWM.
(7)	For purposes of this table, the Company assumes that all of the shares covered by this prospectus will be sold by the Selling Stockholders. In addition, the exercise of certain warrants held by the Selling Stockholders are subject to a 9.99% ownership blocker.
* -	Less than 1%.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) the date that such securities become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 and certain other conditions have been satisfied, or (ii) all of the securities have been sold or otherwise disposed of pursuant to the registration statement of which this prospectus forms a part or in a transaction in which the transferee receives freely tradable shares. We are registering the shares of Common Stock issued to the Selling Stockholders in connection with the Private Placement and issuable upon exercise of the Warrants to permit the resale of these shares of Common Stock by the holders thereof from time to time after the date of this prospectus, pursuant to the provisions of the Registration Rights Agreement. As used in this prospectus, “Selling Stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other permitted transfer.

We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any of this information at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at (800) SEC-0330 or (202) 942-8090 for further information on the public reference room. The Commission also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the Commission. The address of that site is www.sec.gov.

We also maintain an Internet website at corp.turtlebeach.com, which can be used to access free of charge, through the investor relations section, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with or furnish it to the Commission and all such reports of ours going forward. The information set forth on, or connected to, our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.

This prospectus is part of a registration statement on Form S-3 that we have filed with the Commission under the Securities Act, for the registration under the Securities Act of the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the registration statement that contains further information with respect to our company and our securities. Statements herein concerning the provisions of documents filed as exhibits to the registration statement are necessarily summaries of such documents, and each such statement is qualified by reference to the copy of the applicable document filed with the Commission.

Incorporation of Documents by Reference

The Commission allows us to incorporate by reference information into this prospectus. This means we can disclose information to you by referring you to another document we filed with the Commission. We will make those documents available to you without charge upon your oral or written request. Requests for those documents should be directed to Turtle Beach Corporation, c/o Liolios Group, 20371 Irvine Avenue, Suite A-100, Newport Beach, California 92660, Attn: Cody Slach, telephone: (949) 574-3860. This prospectus incorporates by reference the following documents (other than any portion of the respective filings furnished, rather than filed, under the applicable Commission rules) that we have filed with the Commission but have not included or delivered with this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on March 7, 2018.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, filed with the Commission on May 9, 2018.

•	Our Current Reports on Form 8-K filed with the Commission on January 18, 2018, March 9, 2018, April 6, 2018 and April 27, 2018 (in each case, to the extent not furnished).

•	The description of our Common Stock included in the registration statement on Form 8-A12B filed with the Commission on March 21, 2012, and any amendment or report we have filed or may file with the Commission for the purpose of updating such description.

We also incorporate by reference into this registration statement and prospectus any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities covered by this prospectus (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K). This additional information is a part of this prospectus from the date of filing of those documents.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document, which is also incorporated or deemed to be incorporated into this prospectus, modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

LEGAL MATTERS

The validity of the issuance of the Common Stock offered by this prospectus will be passed upon for us by Dechert LLP, Philadelphia, Pennsylvania. Any underwriter or agent will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Turtle Beach Corporation and subsidiaries as of December 31, 2017 and 2016 have been incorporated by reference herein in reliance upon the reports of BDO USA, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Turtle Beach Corporation

1,857,143 Shares of Common Stock

Prospectus

Dated June 1, 2018